SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 ______________

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 3)(1)

                                 S1 Corporation
                                ----------------
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                         ------------------------------
                         (Title of Class of Securities)

                                    78463B101
                                 --------------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                -------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 April 21, 2006
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

      Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 45 Pages)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 78463B101                    13D                   Page  2 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     3,797,693
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            3,797,693
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,797,693
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.4%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page  3 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      PARCHE, LLC 20-0870632
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     932,244
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            932,244
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      932,244
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.3%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page  4 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      RCG AMBROSE MASTER FUND, LTD.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     128,674
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            128,674
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      128,674
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      Less than 1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page  5 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      RCG HALIFAX FUND, LTD.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     133,919
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            133,919
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      133,919
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      Less than 1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page  6 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      RAMIUS MASTER FUND, LTD.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     602,960
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            602,960
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      602,960
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      Less than 1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page  7 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ADMIRAL ADVISORS, LLC 37-1484525
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     4,729,937
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            4,729,937
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,729,937
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.7%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IA, OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page  8 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      RAMIUS ADVISORS, LLC 13-3954331
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     602,960
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            602,960
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      602,960
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      Less than 1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IA, OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page  9 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      RAMIUS CAPITAL GROUP, L.L.C. 13-3937658
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     5,595,490
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            5,595,490
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,595,490
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      7.9%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IA, OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 10 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      C4S & CO., L.L.C. 13-3946794
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     5,595,490
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            5,595,490
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,595,490
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      7.9%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 11 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      PETER A. COHEN
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     -0-
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        5,595,490
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            -0-
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     5,595,490
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,595,490
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      7.9%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 12 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      MORGAN B. STARK
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     -0-
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        5,595,490
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            -0-
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     5,595,490
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,595,490
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      7.9%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 13 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      JEFFREY M. SOLOMON
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     -0-
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        5,595,490
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            -0-
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     5,595,490
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,595,490
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      7.9%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 14 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      THOMAS W. STRAUSS
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     -0-
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        5,595,490
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            -0-
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     5,595,490
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,595,490
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      7.9%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 15 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      BARINGTON COMPANIES EQUITY PARTNERS, L.P. 13-4088890
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     335,877
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            335,877
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      335,877
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      Less than 1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 16 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      BARINGTON COMPANIES INVESTORS, LLC 13-4126527
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     335,877
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            335,877
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      335,877
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      Less than 1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 17 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      BARINGTON COMPANIES OFFSHORE FUND, LTD. (BVI)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     508,515
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            508,515
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      508,515
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      Less than 1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 18 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      BARINGTON INVESTMENTS, L.P. 20-2871525
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     119,582
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            119,582
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      119,582
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      Less than 1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 19 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      BARINGTON COMPANIES ADVISORS, LLC 20-0327470
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     628,097
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            628,097
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      628,097
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      Less than 1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IA, OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 20 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      BARINGTON CAPITAL GROUP, L.P. 13-3635132
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     963,974
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            963,974
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      963,974
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.4%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 21 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      LNA CAPITAL CORP. 13-3635168
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     963,974
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            963,974
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      963,974
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.4%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 22 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      JAMES MITAROTONDA
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     963,974
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            963,974
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      963,974
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.4%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 23 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ARCADIA PARTNERS, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     75,000
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            75,000
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      75,000
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      Less than 1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 24 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ARCADIA CAPITAL MANAGEMENT, LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     75,000
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            75,000
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      75,000
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      Less than 1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 25 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      RICHARD ROFE
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     80,000
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            80,000
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      80,000
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      Less than 1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 26 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      JEFFREY C. SMITH
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*


--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     - 0 -
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            - 0 -
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      - 0 -
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 27 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      JEFFREY D. GLIDDEN
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*


--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     - 0 -
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            - 0 -
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      - 0 -
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 28 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      WILLIAM J. FOX
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*


--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     - 0 -
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            - 0 -
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      - 0 -
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 29 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      EDWARD TERINO
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*


--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     - 0 -
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            - 0 -
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      - 0 -
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 30 of 45 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      JOHN MUTCH
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*


--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     - 0 -
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            - 0 -
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      - 0 -
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78463B101                    13D                   Page 31 of 45 Pages

      The following constitutes Amendment No. 3 ("Amendment No. 3") to the
Schedule 13D filed by the undersigned. This Amendment No. 3 amends the Schedule 13D as specifically set forth.

      Item 2 is hereby amended to add the following:

            John Mutch is hereby added as a Reporting Person to the Schedule
13D.

            John Mutch ("Mr. Mutch") is a nominee for the Board of Directors of the Issuer. Mr. Mutch principal occupation involves the formation of a hedge fund that will invest in under-performing public companies. The principal business address of Mr. Mutch is c/o MV Advisors 1, 991-C Lomas Santa Fe Drive, #456, Solana Beach, CA 92075. Mr. Mutch is a citizen of the United States of America.

      The final two paragraphs of Item 2(a) are hereby amended and restated as follows:

            Each of the foregoing is referred to as a "Reporting Person" and collectively as the "Reporting Persons." As of April 24, 2006, the Reporting Persons were the beneficial owners of, in the aggregate, 6,639,464 Shares, representing approximately 9.4% of the Shares presently outstanding. Each of the Reporting Persons is party to that certain Joint Filing and Solicitation Agreement, as further described in Item 6. Accordingly, the Reporting Persons are hereby filing a joint Schedule 13D.

            Information with respect to each of the Reporting Persons is given by such Reporting Person. No Reporting Person shall have responsibility to any other Reporting Person for the accuracy or completeness of information supplied by another Reporting Person.

      The first paragraph of Item 3 is hereby amended and restated as follows:

            The Shares purchased by Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master, Barington Companies Equity, Barington Companies Offshore and Barington Investments were purchased with the working capital of such entities (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule A, which is incorporated by reference herein. The aggregate purchase cost of the 5,495,490 Shares beneficially owned in the aggregate by Starboard, Parche, RCG Ambrose, RCG Halifax and Ramius Master is approximately $24,240,520.93, including brokerage commissions. The aggregate purchase cost of the 963,974 Shares beneficially owned in the aggregate by Barington Companies Equity, Barington Companies Offshore and Barington Investments is approximately $4,074,830.64, including brokerage commissions. The aggregate purchase cost of the 75,000 Shares beneficially owned in the aggregate by Arcadia Partners and Arcadia Capital is approximately $309,750, including brokerage commissions. The aggregate purchase cost of the 5,000 Shares owned personally by Mr. Rofe and purchased with Mr. Rofe's personal funds is approximately $8,829.94.

CUSIP No. 78463B101                    13D                   Page 32 of 45 Pages

      Item 4 is hereby amended to add the following:

            On April 12, 2006, Starboard filed a preliminary proxy statement with the Securities and Exchange Commission with respect to the 2006 Annual Meeting, as subsequently revised on April 25, 2006. Starboard and the Reporting Persons intend to solicit the stockholders to vote to elect Starboard's nominees as directors of the Issuer and in favor of Starboard's business proposals after the proxy materials have been finalized.

            On April 21, 2006, Starboard delivered a letter to the Issuer as a supplement to its Nomination Letter (the "Nomination Letter Supplement") nominating John Mutch, as set forth therein, for election to the Issuer's Board at the Issuer's 2006 Annual Meeting. A copy of this letter is attached hereto as
Exhibit 8 and is incorporated herein by reference. Also in the Nomination Letter Supplement, Starboard amended and restated Proposal 2 and Proposal 4 in order to account for the addition of John Mutch as a nominee. If approved by a vote of the stockholders, Proposal 2 allows only stockholders to fix the number of directors comprising the Issuer's Board and sets the size of the Board at a number which is equal to the sum of (a) the number of directors that comprise the Board at the time of the Annual Meeting, plus (b) four (4). Proposal 4 has been amended to include John Mutch as a nominee for election as a director to fill one of the vacancies created by the increase in the size of the Board, if Proposal 2 and Proposal 3 are approved.

      Item 5 is hereby amended and restated as follows:

            The aggregate percentage of Shares reported owned by each person named herein is based upon 70,503,355 Shares outstanding, which is the total number of Shares outstanding as reported in the Issuer's Preliminary Proxy Statement filed on Form PREC 14A with the Securities and Exchange Commission on April 11, 2006.

A. Starboard

      (a) As of April 24, 2006, Starboard beneficially owned 3,797,693 Shares.

          Percentage: Approximately 5.4%

      (b) 1. Sole power to vote or direct vote: 3,797,693
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 3,797,693
          4. Shared power to dispose or direct the disposition: 0

      (c) The number of Shares acquired by Starboard since April 4, 2006 is set forth in Schedule A and is incorporated by reference.

B. Parche

      (a) As of April 24, 2006, Parche beneficially owned 932,244 Shares.

          Percentage: Approximately 1.3%

CUSIP No. 78463B101                    13D                   Page 33 of 45 Pages

      (b) 1. Sole power to vote or direct vote: 932,244
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 932,244
          4. Shared power to dispose or direct the disposition: 0

      (c) The number of Shares acquired by Parche since April 4, 2006 is set forth in Schedule A and is incorporated by reference.

C. RCG Ambrose

      (a) As of April 24, 2006, RCG Ambrose beneficially owned 128,674 Shares.

          Percentage: Less than 1%

      (b) 1. Sole power to vote or direct vote: 128,674
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 128,674
          4. Shared power to dispose or direct the disposition: 0

      (c) RCG Ambrose has not acquired Shares since April 4, 2006.

D. RCG Halifax

      (a) As of April 24, 2006, RCG Halifax beneficially owned 133,919 Shares.

          Percentage: Less than 1%

      (b) 1. Sole power to vote or direct vote: 133,919
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 133,919
          4. Shared power to dispose or direct the disposition: 0

      (c) RCG Halifax has not acquired Shares since April 4, 2006.

E. Ramius Master

      (a) As of April 24, 2006, Ramius Master beneficially owned 602,960 Shares.

          Percentage: Less than 1%

      (b) 1. Sole power to vote or direct vote: 602,960
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 602,960
          4. Shared power to dispose or direct the disposition: 0

      (c) Ramius Master has not acquired Shares since April 4, 2006.

CUSIP No. 78463B101                    13D                   Page 34 of 45 Pages

F. Admiral Advisors

      (a) As of April 24, 2006, as the investment manager of Starboard and the managing member of Parche, Admiral Advisors may be deemed the beneficial owner of (i) 3,797,693 Shares owned by Starboard and (ii) 932,244 Shares owned by Parche.

          Percentage: Approximately 6.7%

      (b) 1. Sole power to vote or direct vote: 4,729,937
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 4,729,937
          4. Shared power to dispose or direct the disposition: 0

      (c) Admiral Advisors has not entered into any transactions in the Shares since April 4, 2006. The transactions in the Shares since April 4, 2006 on behalf of Starboard and Parche, which, except as otherwise noted, were all in the open market, are set forth in Schedule A, and are incorporated by reference.

G. Ramius Advisors

      (a) As of April 24, 2006, as the investment advisor of Ramius Master, Ramius Advisors may be deemed the beneficial owner of 602,960 Shares owned by Ramius Master.

          Percentage: Less than 1%

      (b) 1. Sole power to vote or direct vote: 602,960
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 602,960
          4. Shared power to dispose or direct the disposition: 0

      (c) Neither Ramius Advisors nor Ramius Master has entered into any transactions in the Shares since April 4, 2006.

H. Ramius Capital

      (a) As of April 24, 2006, as the sole member of Admiral Advisors and Ramius Advisors (the investment manager of Ramius Master) and as the investment manager of RCG Halifax and RCG Ambrose, Ramius Capital may be deemed the beneficial owner of (i) 3,797,693 shares owned by Starboard, (ii) 932,244 Shares owned by Parche, (iii) 128,674 Shares owned by RCG Ambrose, (iv) 133,919 Shares owned by RCG Halifax and (v) 602,960 Shares owned by Ramius Master.

          Percentage: Approximately 7.9%

      (b) 1. Sole power to vote or direct vote: 5,595,490
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 5,595,490
          4. Shared power to dispose or direct the disposition: 0

CUSIP No. 78463B101                    13D                   Page 35 of 45 Pages

      (c) Ramius Capital did not enter into any transactions in the Shares since April 4, 2006. The transactions in the Shares since April 4, 2006 on behalf of Starboard and Parche are set forth in Schedule A, and are incorporated herein by reference.

I. C4S

      (a) As of April 24, 2006, as the managing member of Ramius Capital, C4S may be deemed the beneficial owner of (i) 3,797,693 shares owned by Starboard,
(ii) 932,244 Shares owned by Parche, (iii) 128,674 Shares owned by RCG Ambrose,
(iv) 133,919 Shares owned by RCG Halifax and (v) 602,960 Shares owned by Ramius Master.

          Percentage: Approximately 7.9%

      (b) 1. Sole power to vote or direct vote: 5,595,490
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 5,595,490
          4. Shared power to dispose or direct the disposition: 0

      (c) C4S did not enter into any transactions in the Shares since April 4, 2006. The transactions in the Shares since April 4, 2006 on behalf of Starboard and Parche are set forth in Schedule A and are incorporated by reference.

J. Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon

      (a) As of April 24, 2006, as the managing members of C4S, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon may be deemed the beneficial owner of (i) 3,797,693 shares owned by Starboard, (ii) 932,244 Shares owned by Parche,
(iii) 128,674 Shares owned by RCG Ambrose, (iv) 133,919 Shares owned by RCG Halifax and (v) 602,960 Shares owned by Ramius Master. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the Shares owned by Starboard, Parche, RCG Ambrose, RCG Halifax and Ramius Master by virtue of their shared authority to vote and dispose of such Shares. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such Shares.

          Percentage: Approximately 7.9%

      (b) 1. Sole power to vote or direct vote: 0
          2. Shared power to vote or direct vote: 5,595,490
          3. Sole power to dispose or direct the disposition: 0
          4. Shared power to dispose or direct the disposition: 5,595,490

      (c) None of Mr. Cohen, Mr. Stark, Mr. Strauss or Mr. Solomon have entered into any transactions in the Shares since April 4, 2006. The transactions in the Shares since April 4, 2006 on behalf of Starboard and Parche are set forth in Schedule A and are incorporated by reference.

K. Barington Companies Equity

CUSIP No. 78463B101                    13D                   Page 36 of 45 Pages

      (a) As of April 24, 2006, Barington Companies Equity beneficially owned 335,877 Shares.

          Percentage: Less than 1%

      (b) 1. Sole power to vote or direct vote: 335,877
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 335,877
          4. Shared power to dispose or direct the disposition: 0

      (c) Barington Companies Equity did not enter into any transactions in the Shares since April 4, 2006.

L. Barington Companies Investors

      (a) As of April 24, 2006, as the general partner of Barington Companies Equity, Barington Companies Investors may be deemed the beneficial owner of 335,877 Shares owned by Barington Companies Equity.

          Percentage: Less than 1%

      (b) 1. Sole power to vote or direct vote: 335,877
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 335,877
          4. Shared power to dispose or direct the disposition: 0

      (b) Barington Companies Investors did not enter into any transactions in the Shares since April 4, 2006.

M. Barington Companies Offshore

      (a) As of April 24, 2006, Barington Companies Offshore beneficially owned 508,515 Shares.

          Percentage: Less than 1%

      (b) 1. Sole power to vote or direct vote: 508,515
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 508,515
          4. Shared power to dispose or direct the disposition: 0

      (c) Barington Companies Offshore did not enter into any transactions in the Shares since April 4, 2006.

N. Barington Investments

CUSIP No. 78463B101                    13D                   Page 37 of 45 Pages

      (a) As of April 24, 2006, Barington Investments beneficially owned 119,582 Shares.

          Percentage: Less than 1%

      (b) 1. Sole power to vote or direct vote: 119,582
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 119,582
          4. Shared power to dispose or direct the disposition: 0

      (c) Barington Investments did not enter into any transactions in the Shares since April 4, 2006.

O. Barington Companies Advisors

      (a) As of April 24, 2006, as the investment advisor of Barington Companies Offshore and the general partner of Barington Investments, Barington Companies Advisors may be deemed the beneficial owner of (i) 508,515 Shares owned by Barington Companies Offshore and (ii) 119,582 Shares owned by Barington Investments.

          Percentage: Less than 1%

      (b) 1. Sole power to vote or direct vote: 628,097
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 628,097
          4. Shared power to dispose or direct the disposition: 0

      (c) Barington Companies Advisors did not enter into any transactions in the Shares since April 4, 2006.

P. Barington Capital

      (a) As of April 24, 2006, as the majority member of Barington Companies Investors and the Managing Member of Barington Companies Advisors, Barington Capital may be deemed the beneficial owner of (i) 508,515 Shares owned by Barington Companies Offshore, (ii) 335,877 Shares owned by Barington Companies Equity and (iii) 119,582 Shares owned by Barington Investments.

          Percentage: Approximately 1.4%

      (b) 1. Sole power to vote or direct vote: 963,974
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 963,974
          4. Shared power to dispose or direct the disposition: 0

      (c) Barington Capital did not enter into any transactions in the Shares since April 4, 2006.

CUSIP No. 78463B101                    13D                   Page 38 of 45 Pages

Q. LNA

      (a) As of April 24, 2006, as the general partner of Barington Capital, LNA may be deemed the beneficial owner of (i) 508,515 Shares owned by Barington Companies Offshore, (ii) 335,877 Shares owned by Barington Companies Equity and
(iii) 119,582 Shares owned by Barington Investments.

          Percentage: Approximately 1.4%

      (b) 1. Sole power to vote or direct vote: 963,974
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 963,974
          4. Shared power to dispose or direct the disposition: 0

      (c) LNA did not enter into any transactions in the Shares since April 4, 2006.

R. Mr. Mitarotonda

      (a) As of April 24, 2006, as the sole stockholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed the beneficial owner of (i) 335,877 Shares owned by Barington Companies Equity, (ii) 508,515 Shares owned by Barington Companies Offshore and (iii) 119,582 Shares owned by Barington Investments. Mr. Mitarotonda disclaims beneficial ownership of such Shares.

          Percentage: Approximately 1.4%

      (b) 1. Sole power to vote or direct vote: 963,974
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 963,974
          4. Shared power to dispose or direct the disposition: 0

      (c) Mr. Mitarotonda did not enter into any transactions in the Shares since April 4, 2006. The number of Shares acquired by Barington Companies Equity, Barington Companies Offshore and Barington Investments since April 4, 2006 are set forth in Schedule A and are incorporated by reference.

S. Arcadia Partners

      (a) As of April 24, 2006, Arcadia Partners beneficially owned 75,000
Shares.

          Percentage: Less than 1%

      (b) 1. Sole power to vote or direct vote: 75,000
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 75,000
          4. Shared power to dispose or direct the disposition: 0

CUSIP No. 78463B101                    13D                   Page 39 of 45 Pages

      (c) Arcadia Partners did not enter into any transactions in the Shares since April 4, 2006.

T. Arcadia Capital

      (a) As of April 24, 2006, as the general partner of Arcadia Partners, Arcadia Capital may be deemed the beneficial owner of 75,000 Shares owned by Arcadia Partners.

          Percentage: Less than 1%

      (b) 1. Sole power to vote or direct vote: 75,000
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 75,000
          4. Shared power to dispose or direct the disposition: 0

      (c) Arcadia Capital did not enter into any transactions in the Shares since April 4, 2006.

U. Mr. Rofe

      (a) As of April 24, 2006, as the sole member of Arcadia Capital, Mr. Rofe may be deemed the beneficial owner of 75,000 Shares owned by Arcadia Partners. Mr. Rofe disclaims beneficial ownership of such Shares. In addition, Mr. Rofe personally owns 5,000 Shares.

          Percentage: Less than 1%

      (b) 1. Sole power to vote or direct vote: 77,138
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 77,138
          4. Shared power to dispose or direct the disposition: 0

      (c) The number of shares acquired by Mr. Rofe since April 4, 2006 are set forth in Schedule A and are incorporated by reference.

      (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

      (e) Not applicable.

V. Messrs. Smith, Glidden, Terino, Mutch and Fox do not currently beneficially own any Shares.

      The Reporting Persons do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only.

CUSIP No. 78463B101                    13D                   Page 40 of 45 Pages

      Item 6 is hereby amended to add the following:

            On April 19, 2006, the Reporting Persons entered into a Joint Filing and Solicitation Agreement in which, among other things, (a) the parties agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Issuer to the extent required under applicable securities laws, (b) the parties agreed to form the group for the purpose of soliciting proxies or written consents for the election of the persons nominated by Starboard to the Issuer's Board at the 2006 Annual Meeting and for the purpose of taking all other actions incidental to the foregoing and (c) Ramius Capital and Barington Capital shall have the right to pre-approve all expenses incurred in connection with the group's activities and agreed to pay directly all such pre-approved expenses on a pro rata basis between Ramius Capital and Barington Capital based on the number of Shares in the aggregate held by each of Ramius Capital and Barington Capital on the date hereof. A copy of this agreement is attached hereto as Exhibit 9 and is incorporated herein by reference.

            Ramius Capital and Barington Capital have agreed to compensate each of Messrs. Glidden, Terino, Rofe and Mutch for being named as and serving as nominees for election as directors of S1 pursuant to letter agreements (the "Compensation Letter Agreements"). Pursuant to the terms of the Compensation Letter Agreements, Ramius Capital and Barington Capital have agreed to pay each nominee $5,000 in cash upon the submission of the Nomination Letter (in the case of Messrs. Glidden, Terino and Rofe) and the Nomination Letter Supplement (in the case of Mr. Mutch) by Starboard to the Company. Upon the filing of a definitive proxy statement with the SEC relating to a solicitation of proxies in favor of each nominee's election as a director at the 2006 Annual Meeting, Ramius Capital and Barington Capital have agreed to allow each nominee to receive a profit participation with respect to the sale by Ramius Capital, Barington Capital, or their respective affiliates, as the case may be, of the last $20,000 worth of Shares (the "Participation Shares") beneficially owned by either Ramius Capital or Barington Capital to a third party unaffiliated with any member of the Ramius Group. Pursuant to the terms of the Compensation Letter Agreements, each nominee will be entitled to receive a cash payment equal to the amount, if any, by which the proceeds received by Ramius Capital, Barington Capital, or their respective affiliates, as the case may be, from the sale of the Participation Shares exceeds $20,000 in the aggregate. A form of the Compensation Letter Agreement is attached hereto as Exhibit 10 and is incorporated herein by reference.

      Item 7 is hereby amended to include the following exhibits:

            8. Nomination Letter Supplement from Starboard to the Issuer, dated April 21, 2006.

            9. Joint Filing and Solicitation Agreement by and among the Reporting Persons, dated April 19, 2006.

            10.   Form of Compensation Letter Agreement.

            11.   Powers of Attorney for Messrs. Terino, Rofe, Mutch and
                  Glidden.

CUSIP No. 78463B101                    13D                   Page 41 of 45 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated: April 25, 2006

STARBOARD VALUE AND                            RAMIUS MASTER FUND, LTD
OPPORTUNITY MASTER FUND LTD.                   By: Ramius Advisors, LLC
                                                   its investment manager
PARCHE, LLC                                    By: Ramius Capital Group, L.L.C.
By: Admiral Advisors, LLC,                         its managing member
    its managing member
RCG AMBROSE MASTER FUND, LTD.                  ADMIRAL ADVISORS, LLC
By: Ramius Capital Group, L.L.C.,              By: Ramius Capital Group, L.L.C.,
    its investment manager                     its managing member
By: C4S & Co., L.L.C.,
    its managing member                        RAMIUS ADVISORS, LLC
                                               By: Ramius Capital Group, L.L.C.,
RCG HALIFAX FUND, LTD.                         its managing member
By: Ramius Capital Group, L.L.C.,
    its investment manager                     RAMIUS CAPITAL GROUP, L.L.C.
By: C4S & Co., L.L.C.,                         By: C4S & Co., L.L.C.,
    its managing member                            as managing member

                                               C4S & CO., L.L.C.


                                         By: /s/ Morgan B. Stark
                                             ---------------------------
                                             Name: Morgan B. Stark
                                             Title: Authorized Signatory

MORGAN B. STARK


/s/ MORGAN B. STARK
----------------------------------------
Individually and as attorney-in-fact for
Peter A. Cohen, Jeffrey M. Solomon and
Thomas W. Strauss

CUSIP No. 78463B101                    13D                   Page 42 of 45 Pages

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
By: Barington Companies Investors, LLC,
    its general partner


By: /s/ James A. Mitarotonda
    --------------------------------
Name:  James A. Mitarotonda
Title: Managing Member

BARINGTON COMPANIES INVESTORS, LLC


By: /s/ James A. Mitarotonda
    --------------------------------
Name:  James A. Mitarotonda
Title: Managing Member


/s/ James A. Mitarotonda
---------------------------------
James A. Mitarotonda

BARINGTON COMPANIES OFFSHORE FUND, LTD. (BVI)


By: /s/ James A. Mitarotonda
    --------------------------------
Name:  James A. Mitarotonda
Title: President

BARINGTON INVESTMENTS, L.P.
By: Barington Companies Advisors, LLC,
    its general partner


By: /s/ James A. Mitarotonda
    --------------------------------
Name:  James A. Mitarotonda
Title: Authorized Signatory

BARINGTON COMPANIES ADVISORS, LLC


By: /s/ James A. Mitarotonda
    --------------------------------
Name:  James A. Mitarotonda
Title: Authorized Signatory

BARINGTON CAPITAL GROUP, L.P.
By: LNA Capital Corp., its general
    partner


By: /s/ James A. Mitarotonda
    --------------------------------
Name:  James A. Mitarotonda
Title: President and Chief Executive Officer

CUSIP No. 78463B101                    13D                   Page 43 of 45 Pages

LNA CAPITAL CORP.


By: /s/ James A. Mitarotonda
    --------------------------------
Name:  James A. Mitarotonda
Title: President and Chief Executive Officer


ARCADIA PARTNERS, L.P.
By: Arcadia Capital Management, LLC, its general
    partner


By: /s/ Jeffrey C. Smith
    --------------------------------
    Jeffrey C. Smith, as attorney-in-fact for Richard Rofe, Sole Member

ARCADIA CAPITAL MANAGEMENT, LLC


By: /s/ Jeffrey C. Smith
    --------------------------------
    Jeffrey C. Smith, as attorney-in-fact for Richard Rofe, Sole Member


/s/ William J. Fox
---------------------------------
William J. Fox


JEFFREY C. SMITH


/s/ JEFFREY C. SMITH
----------------------------------------
Individually and as attorney-in-fact for
Jeffrey Glidden, Richard Rofe, Edward Terino and John Mutch

CUSIP No. 78463B101                    13D                   Page 44 of 45 Pages

SCHEDULE A

                 Transactions in the Shares Since April 4, 2006

         Shares of Common Stock      Price Per          Date of
          Purchased / (Sold)          Share($)       Purchase / Sale

                STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

                122,539               5.2645            4/05/06

                                   PARCHE, LLC

                23,341                5.2645            4/05/06

                          RCG AMBROSE MASTER FUND, LTD.

                                      NONE

                             RCG HALIFAX FUND, LTD.

                                      NONE

                            RAMIUS MASTER FUND, LTD.

                                      NONE

                    BARINGTON COMPANIES EQUITY PARTNERS, L.P.

                                      NONE

                  BARINGTON COMPANIES OFFSHORE FUND, LTD. (BVI)

                                      NONE

                           BARINGTON INVESTMENTS, L.P.

                                      NONE

                             ARCADIA PARTNERS, L.P.

                                      NONE

                                  RICHARD ROFE

                2,862                 5.4500            4/10/06

CUSIP No. 78463B101                    13D                   Page 45 of 45 Pages

                               JEFFREY D. GLIDDEN

                                      NONE

                                JEFFREY C. SMITH

                                      NONE

                                 WILLIAM J. FOX

                                      NONE

                                  EDWARD TERINO

                                      NONE

                                   JOHN MUTCH

                                      NONE